Ex12f
                               Idaho Power Company
                       Consolidated Financial Information
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements


                                                                                                    Twelve Months
                                            Twelve Months Ended December 31,                           Ended
                                                 (Thousands of Dollars)                              June 30,
                                         1995         1996         1997         1998        1999        2000
Earnings, as defined:
  Income before  income taxes        $ 135,333   $  142,710   $  138,746    $ 140,984   $ 143,078   $ 168,883
  Adjust for distributed income of
     equity investees                   (2,058)      (1,413)      (3,943)      (4,697)       (837)     (4,191)
  Equity in loss of equity method
     investments                             0            0            0          476           0           0
  Minority interest in losses of
  majority owned subsidiaries                0            0            0         (125)          0           0
  Fixed charges, as below               57,381       58,339       61,743       61,394      62,969      60,718

     Total earnings, as defined      $ 190,656   $  199,636   $  196,546    $ 198,032   $ 205,210   $ 225,410

Fixed charges, as defined:
  Interest charges                   $  56,456   $   57,348   $   60,761    $  60,593   $  62,014   $  59,781
  Rental interest factor                   925          991          982          801         955         937

     Total fixed charges                57,381       58,339       61,743       61,394      62,969      60,718

  Preferred stock dividends-gross
  up Idaho Power rate                   12,392       12,146        7,803        8,275       8,133       8,936

     Total combined fixed charges
     and preferred dividends         $  69,773   $   70,485   $   69,546    $  69,669   $  71,102   $  69,654

Ratio of earnings to combined fixed
charges and preferred dividends          2.73x        2.83x        2.83x        2.84x       2.89x       3.24x


